EXHIBIT 99.1

Q2Power Appoints Kevin M. Bolin as CEO;

Experienced Executive to Lead Compost and Soil Business

Palm Beach, FL; July 11, 2017 - Q2Power Technologies Inc., d/b/a Q2Earth or Q2 (OTCQB: QPWR) announced today that Kevin M. Bolin, Q2’s current Chairman of the Board and an executive with over 25 years of experience in the waste and renewables sectors, has been appointed Chief Executive Officer of the Company. He will also retain the position of Chairman.

The appointment was a planned transition for Mr. Bolin who has been tasked with leading the Company’s compost and sustainable soil manufacturing business going forward. Christopher Nelson, Q2’s previous CEO, will assume the executive role of President and General Counsel focused on mergers, acquisitions and finance transactions.

“As someone who has worked closely with Kevin for the last 18 months, and as a shareholder of Q2, I cannot be more pleased to pass the CEO baton to such a talented executive,” stated Mr. Nelson. “Kevin is a strong leader and consummate team manager who has the skills, experience and contacts to guide our Company through the next level of significant growth and beyond. He has done it before successfully, and I am fully confident he can do it again at the helm of Q2 by executing on the exciting opportunities we have in front of us.”

Mr. Bolin’s recent industry positions include: CEO of Orège North America (2015-2017), the US subsidiary of a publicly-held French biosolids solutions company; and Executive Chairman of the Board and CEO of Alter NRG (Interim CEO 2011-2012, Chairman 2011-2015), a publicly-traded (TSX) leader in plasma gasification of waste feedstock technology acquired from Westinghouse. At Alter NRG, he oversaw the corporate restructuring, operational turnaround, capital raising of over $35 million, and eventual sale of the company in July 2015 at a 160% premium to market which represented a 7x return to investors during his tenure as Chairman. Prior to that, Mr. Bolin was CEO, President and Director of EnerTech Environmental (1992-2010), a renewable energy and biosolids technology company, which he grew to $20 million in annual sales anchored by long-term contracts, and raised over $225 million in funding.

“I would like to thank the Board members for their confidence in me, and especially Chris Nelson for his leadership, vision and commitment to the shareholders of Q2 over the last three years,” stated Mr. Bolin. “Q2Earth is in an excellent position to become a leading force in the compost and sustainable soil manufacturing industry. We have the right strategy, are compiling a top management team, developing alliances with leading operational and financing groups in the sector, and building a pipeline of strong acquisitions. The mission ahead of us is one of efficient and effective plan execution, which I am confident in our ability to complete.”

About Q2Power: Q2Power, through its Q2Earth division, seeks to become a leading manufacturer of compost and engineered soils from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2 seeks to build the preeminent compost and soil company in North America. The Company recently completed the first phase of a bridge financing that will expedite this business plan and operational transition, and has wound-down its previous waste-to-energy R&D operations.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Q2Power Contact:

Christopher Nelson

chris@q2p.com

305-439-5559

OR:

Jeremy Roe, Managing Partner

Integra Consulting Group, LLC

Jeremy@integracg.net

925-262-8305